Exhibit 99.1
NEWS RELEASE for November 2, 2010
BIOLASE REPORTS THIRD QUARTER, NINE-MONTH RESULTS
Guidance for Q4: $9.5 Million — $10 Million in Gross Revenue; Forecast Profitable Bottom Line
IRVINE, CA (November 2, 2010) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser company, today reported operating results for its third quarter and nine months ended September 30, 2010.
Net revenue for the 2010 third quarter was $6.2 million compared to $12.1 million in the same quarter for 2009 and $5.9 million in the 2010 second quarter. Revenue excluding license fees and royalties for the third quarter of 2010 was $6.0 million, up 27 percent sequentially from $4.7 million for the 2010 second quarter, due to BIOLASE selling direct during the month of September. The majority of sales in this year’s third quarter were from the sale of the Company’s flagship Waterlase MD™ laser. Net revenue in last year’s third quarter was $12.1 million. Net revenue for the first nine months of this year was $16.5 million, a 50 percent decrease compared to $33.0 million in the prior year period. The year-over-year change in revenue in the third quarter and the first nine months of this year was driven by minimized domestic laser purchases by Henry Schein, Inc. (NASDAQ:HSIC), however sales to Henry Schein worldwide decreased as a percentage of product revenue from 51 percent in the 2010 second quarter to 39 percent in the 2010 third quarter and is expected to decline to a minimum of 11 percent of product revenue in the fourth quarter of 2010.
As announced at the end of the third quarter, BIOLASE entered into a new North American distribution agreement with Henry Schein, changing the distribution relationship from exclusive to non-exclusive. BIOLASE is now selling on a direct and multi-distributor basis.
Federico Pignatelli, new Chairman and CEO as of August 27, 2010, said, “We believe we have passed the low point in sales and are well along the pathway of renewed growth. The improved commercial and operational metrics in the third quarter are just the beginning of the results of a company-wide restructuring and turnaround. The changes at the Company are many. We have positively impacted cost structure, commercial momentum, and employee morale and have reinvigorated the overall spirit of invention that has been a hallmark of this Company through its initial success and growth periods.”

Recent Highlights
With a new executive team and Board, and under the leadership of newly appointed CEO Federico Pignatelli, a series of accomplishments were made during the third quarter and in the weeks following the period that Mr. Pignatelli believes have put the Company on firmer financial footing and on a path towards a return to growth and profitability. Those milestones include:
•	The completion of a corporate-wide reorganization that achieved the goal of reducing, by approximately 30 percent, its total sales breakeven level to approximately $32 million on an EBITDA cash basis, or $8 million on a quarterly basis, in the current quarter.

•	The regaining of compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market.

•	An expanding sales force.

•	The first multi-product order from Benco Dental, the largest privately owned, full-service dental distributor in the United States.

•	The receipt of a $9 million open purchase order by Henry Schein for BIOLASE products, $6 million of which will be for the purchase of the revolutionary iLase™ personal laser, with an option for an additional $3 million of iLase or for other laser systems, including the flagship Waterlase MD Turbo™.

•	The appointment of Dmitri Boutoussov, Ph.D., to Chief Technology Officer.

•	The award of two new patents that strengthen intellectual property position in core Waterlase® technology and diode lasers, bringing total issued and pending patents to 286.

•	The shipment of the initial limited delivery of the iLase to Henry Schein against the recently announced $9 million order.
Pignatelli continued, “We expect the rapid pace of change at the Company to continue during the current quarter and into the new year, as we anticipate additional expansion in our sales and marketing organization, new distribution partners, and an acceleration of the positive sales trend that began at the end of the third quarter. Our goal is to be profitable and cash flow positive in the fourth quarter and our guidance on the top line is from $9.5 million to $10 million in gross revenue, including a minimum of $1.1 million of equipment sold to Henry Schein.”
Gross profit as a percentage of net revenue for this year’s third quarter and first nine months was 29 percent and 24 percent, respectively, compared to 48 percent for both prior year periods. The year-over-year decrease was primarily due to the lower revenue numbers, in comparison to fixed and unabsorbed manufacturing costs in cost of revenue. Gross profit as a percentage of revenue, excluding license fees and royalties, improved by 9 percent from 17 percent in the 2010 second quarter to 26 percent for the 2010 third quarter.
Operating expenses in the third quarter and first nine months of 2010 were $4.2 million and $15.8 million, respectively, compared to $4.9 million and $17.3 million in the year-earlier periods. The year-over-year decrease was due to recent restructuring activities. The loss from operations declined significantly on a sequential basis by $1.7 million to $2.4 million for the 2010 third quarter compared to $4.1 million in the 2010 second quarter.
Net loss for this year’s third quarter was $2.7 million, or $0.11 loss per share, compared to net income of $859,000, or $0.04 per share, in the 2009 third quarter. Non-GAAP net loss was $2.2 million, or $0.09 loss per share, for the 2010 third quarter compared with non-GAAP net income of $1.5 million, or $0.06 per share, for the similar quarter in 2009.

Net loss for the first nine months of 2010 was $12.2 million, or $0.50 loss per share, compared to a net loss of $1.5 million, or $0.06 loss per share, in the first nine months of 2009. Non-GAAP net loss was $10.7 million, or $0.44 loss per share, for this year’s first nine months compared with non-GAAP net income of $791,000, or $0.03 per share, for the similar period in 2009.
Conference Call
As previously announced, the Company will host a conference call today at 11:00 a.m. Eastern Time to discuss its operating results for the third quarter and nine months ended September 30, 2010, and to answer questions. The dial-in number for the call is toll-free 1-877-941-2069 or toll/international 1-480-629-9712. The live webcast and archived replay of the call can be accessed in the Investors section of the BIOLASE website at www.biolase.com.
About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, develops, manufactures and markets Waterlase technology and lasers and related products that advance the practice of dentistry and medicine. The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with reduced pain and faster recovery times. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. Other products under development address ophthalmology, pain management and other medical and consumer markets.
For updates and information on laser and Waterlase dentistry, find BIOLASE at http://www.biolase.com, Twitter at http://twitter.com/GoWaterlase, and YouTube at http://www.youtube.com/user/Rossca08.
This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by the Company’s management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and the Company undertakes no obligation to update such statements.
For further information, please contact: Jill Bertotti (investors) or Len Hall (media), of Allen & Caron, +1-949-474-4300.
- TABLES FOLLOW -

BIOLASE TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	September 30,	June 30,	September 30,
	2010	2010	2009
Products and services revenue	$6,002	$4,744	$11,796
License fees and royalty revenue	218	1,148	289

Net revenue	6,220	5,892	12,085
Cost of revenue	4,429	3,961	6,252

Gross profit	1,791	1,931	5,833

Operating expenses:
Sales and marketing	2,110	3,082	2,231
General and administrative	1,330	1,976	1,699
Engineering and development	775	995	999

Total operating expenses	4,215	6,053	4,929

(Loss) income from operations	(2,424)	(4,122)	904

Gain (loss) on foreign currency transactions	(118)	26	(40)
Interest income	1	—	1
Interest expense	(157)	(55)	(7)

Non-operating (loss) income, net	(274)	(29)	(46)

(Loss) income before income tax provision (benefit)	(2,698)	(4,151)	858
Income tax provision (benefit)	28	13	(1)

Net (loss) income	$(2,726)	$(4,164)	$859

Net (loss) income per share:
Basic	$(0.11)	$(0.17)	$0.04

Diluted	$(0.11)	$(0.17)	$0.04

Shares used in the calculation of net (loss) income per share:
Basic	24,428	24,400	24,281

Diluted	24,428	24,400	24,540

BIOLASE TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Nine Months Ended
	September 30,
	2010	2009
Products and services revenue	$15,085	$31,802
License fees and royalty revenue	1,422	1,194

Net revenue	16,507	32,996
Cost of revenue	12,515	17,297

Gross profit	3,992	15,699

Operating expenses:
Sales and marketing	7,825	8,046
General and administrative	5,031	6,003
Engineering and development	2,990	3,201

Total operating expenses	15,846	17,250

(Loss) income from operations	(11,854)	(1,551)

Gain (loss) on foreign currency transactions	(75)	166
Interest income	2	4
Interest expense	(216)	(49)

Non-operating (loss) income, net	(289)	121

(Loss) income before income tax provision (benefit)	(12,143)	(1,430)
Income tax provision (benefit)	52	57

Net (loss) income	$(12,195)	$(1,487)

Net (loss) income per share:
Basic	$(0.50)	$(0.06)

Diluted	$(0.50)	$(0.06)

Shares used in the calculation of net (loss) income per share:
Basic	24,403	24,257

Diluted	24,403	24,257

BIOLASE TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except per share data)

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$2,226	$2,975
Accounts receivable, less allowance of $345 and $421 in 2010 and 2009, respectively	2,861	4,229
Inventory	8,432	7,861
Prepaid expenses and other current assets	887	1,347
Assets held for sale	592	—

Total current assets	14,998	16,412
Property, plant and equipment, net	996	2,180
Intangible assets, net	374	472
Goodwill	2,926	2,926
Deferred tax asset	28	17
Other assets	171	170

Total assets	$19,493	$22,177

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Term loan payable, current portion	$1,138	$—
Accounts payable	4,223	4,887
Accrued liabilities	4,333	5,152
Customer deposits	8,418	—
Deferred revenue, current portion	1,380	1,123

Total current liabilities	19,492	11,162
Term loan payable, long-term	1,765	—
Deferred tax liabilities	527	473
Warranty accrual, long-term	636	448
Deferred revenue, long-term	441	1,975
Other liabilities, long-term	179	190

Total liabilities	23,040	14,248

Stockholders’ equity (deficit):
Preferred stock, par value $0.001, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000 shares authorized; 26,507 and 26,340 shares issued and 24,543 and 24,376 shares outstanding in 2010 and 2009, respectively	27	27
Additional paid-in capital	118,014	117,228
Accumulated other comprehensive loss	(289)	(222)
Accumulated deficit	(104,900)	(92,705)

	12,852	24,328
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity (deficit)	(3,547)	7,929

Total liabilities and stockholders’ equity (deficit)	$19,493	$22,177

Non-GAAP Financial Measures
The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with generally accepted accounting principles (GAAP). The non-GAAP financial measures presented exclude the items summarized in the below table. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.
Management uses non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that providing these non-GAAP financial measures allows investors to view the Company’s financial results in the way that management views the financial results.
The non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.
BIOLASE TECHNOLOGY, INC.
Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
GAAP net (loss) income	(2,726)	859	(12,195)	(1,487)

Adjustments:
Interest Expense	157	7	216	49
Depreciation and Amortization Expense	259	350	830	1,126
Stock Based Compensation Expense	113	318	499	1,103

Non-GAAP net (loss) income	$(2,197)	$1,534	$(10,650)	$791

GAAP net (loss) income per share:	(0.11)	0.04	(0.50)	(0.06)
Basic and Diluted

Adjustments:
Interest Expense	0.01	0.00	0.01	0.00
Depreciation and Amortization Expense	0.01	0.01	0.03	0.05
Stock Based Compensation Expense	0.00	0.01	0.02	0.04

Non-GAAP net (loss) income per share:

Basic and Diluted	$(0.09)	$0.06	$(0.44)	$0.03

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